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                                                                    EXHIBIT 10.1

                  SUNPOWER AND SUPERCONDUCTOR TECHNOLOGIES INC.
                                LICENSE AGREEMENT

      This Agreement is made and entered into this 2nd day of May, 1995 by and between Sunpower, Inc. (hereinafter referred to as "Sunpower"), a corporation organized under the laws of the State of Ohio and having its principal place of business at 6 Byard Street, Athens, Ohio 45701, and Superconductor Technologies Inc. (hereinafter referred to as "STI"), a corporation organized under the laws of the State of Delaware and having its principal place of business at 460 Ward Drive, Suite F, Santa Barbara, California 93111-2310.

      WHEREAS, Sunpower is a company specializing in free-piston technology and has developed substantial expertise and experience in the design, engineering, and development of free-piston products, including coolers and cryocoolers;

      WHEREAS, Sunpower is the owner of certain Patent Rights (as later defined herein), has the right to grant licenses under said Patent Rights, and has developed the know-how to design free-piston products covered under said Patent Rights;

      WHEREAS, STI is the owner of certain Patent Rights (as later defined herein), has the right to grant licenses under said Patent Rights, and has developed the know-how to design free-piston products and processes covered under said Patent Rights;

      WHEREAS, STI has represented to Sunpower that STI is interested in the research and development, design, commercial production, manufacture; marketing, and sale of the Licensed Product (as later defined herein) and that STI will use good faith reasonable efforts to develop and commercialize the Licensed Product;

      WHEREAS, STI desires to obtain a license under Sunpower's Patent Rights and to utilize the know-how possessed by Sunpower relating to the free-piston technology upon the terms and conditions hereinafter set forth;

      WHEREAS, the parties wish to fully set forth and agree upon all of the terms of said license in one agreement;

      WHEREAS, the companies desire to settle and resolve a civil action tiled in the United States District Court, Southern District of Ohio, Eastern Division, styled C2-94-665;

      NOW, THEREFORE, in consideration of the promises and mutual covenants and agreements contained herein, the parties stipulate and agree as follows:

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                             ARTICLE 1 - DEFINITIONS

      As used herein, the following terms shall be defined as set forth below:

      1.1 "Demonstration Rights" shall mean the right to show, describe, fabricate, lend, sell, or permit testing of the Tangible Property to prospective licensees, manufacturers, distributors, or others, but only subject to a confidential disclosure agreement.

      1.2 "Field of Use" shall mean incorporation of the Licensed Product, individually, or as a component of a system:

            a) into cryocooler devices with less than one (I) kilowatt of cooling capacity for use at temperatures above 30(degree)K and below I50(degree)K to cool electronic components (hereinafter "cryocooler"); or

            b) into cooler devices with less than one (1) kilowatt of cooling capacity for use at temperatures at and exceeding I50(degree)K to cool electronic components (hereinafter "cooler").

      1.3 "Improvement" shall mean any invention or discovery, whether patentable or not concerning the structure or function or application of either the Licensed Product or the STI Licensed Product, or the means for manufacturing the Licensed Product or the STI Licensed Product, which has the potential to increase the quality or the efficiency or the market of the Licensed product or the STI Licensed Product.

      1.4 "Licensed Product" shall mean a free-piston Stirling cryocooler and/or a free-piston Stirling cooler:

            a) whose operation, manufacture, use, development or sale would, in the absence of this Agreement, infringe any issued, unexpired claim or a pending claim contained in Sunpower's Patent Rights; or

            b) that is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in Sunpower's Patent Rights; or

            c) whose operation, manufacture, use, development or sale includes any use of Sunpower Proprietary Information.

      1.5 "STI" shall include any individual, partnership, joint venture, association, trust, unincorporated organization, or corporation that directly or indirectly controls or is controlled by or is under common control with STI, whether such control is exercised through the ownership of equity securities, by contract, or otherwise.

      1.6 "STI Licensed Product" shall mean a free-piston design, product or development:

            a) whose operation, manufacture, use, development .or sale would, in the absence of this Agreement, infringe any issued, unexpired claim or a pending claim contained in STI's Patent Rights; or

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            b) that is manufactured by using a process or is employed to practice a process which is covered in whole or in part by an issued, unexpired claim or a pending claim contained in STI's Patent Rights; or

            c) whose operation, manufacture, use, development or sale includes any use of STI Proprietary Information.

      1.7 "STI Proprietary Information" means information belonging to STI related to free-piston design or development identified in writing as proprietary by STI and disclosed to Sunpower including, but not limited to, discoveries, ideas, designs, drawings, specifications, techniques, models, data, programs, documentation, processes, know-how, trade secrets, engineering cost and technical information.

      1.8 "STI's Patent Rights" shall mean any subject matter related to the STI Licensed Product described by, claimed in or covered by any of the following (as listed in Appendix B):

            a) United States patents and/or patent applications of STI;

            b) United States disclosures and patent applications filed and patents issued from the applications of STI and from divisionals, substitutions, and continuations of these applications;

            c) claims of U.S. continuation-in-part applications, and of the resulting patents of STI, which are directed to subject matter specifically described in the U.S. applications;

            d) any reissues, renewals or extensions of United States patents of STI described in a), b), or c) above;

            e) U.S. patent disclosures filed by STI;

            f) foreign patent applications filed and foreign patents issued or registered to STI covering the subject matter claimed in or covered by a patent or application described in a) through e) above.

      1.9 "Sunpower Proprietary Information" means information belonging to Sunpower related to free-piston Stirling cryocoolers and free-piston Stirling coolers identified in writing as proprietary by Sunpower and disclosed to STI including, but not limited to, discoveries, ideas, designs, drawings, specifications, techniques, models, data, programs, documentation, processes, know-how, trade secrets, engineering cost and technical information.

      1.10 "Sunpower's Patent Rights" shall mean any subject matter related to the Licensed Product described by, claimed in or covered by any of the following (as listed in Appendix A):

            a) United States patents and/or patent applications of Sunpower;

            b) United States disclosures and patent applications filed and patents issued from the applications of Sunpower and from divisionals, substitutions, and continuations of these applications;

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            c) claims of U.S. continuation-in-part applications, and of the resulting patents of Sunpower, which are directed to subject matter specifically described in the U.S. applications;

            d) any reissues, renewals or extensions of United States patents of Sunpower described in a), b), or c) above;

            e) U.S. patent disclosures filed by Sunpower;

            f) foreign patent applications filed and foreign patents issued or registered to Sunpower covering the subject matter claimed in or covered by a patent or application described in a) through e) above.

      1.11 "Tangible Property" shall mean any physical prototype unit or component of the Licensed Product.

      1.12 "Territory" shall be the entire world.

      1.13 "Unit Sales" shall mean the total sales price, as invoiced, for sales of units (either individually or as a component of a system), or total lease price, in the Territory by the seller (and its sublicensees) of the product produced hereunder less the sum of the following:

            a) sales, customs, tariff duties and/or use taxes directly imposed and with reference to particular sales;

            b) interest and other finance charges paid by customers;

            c) transportation, insurance and storage charges;

            d) discounts allowed in amounts customary in the trade; and

            e) refunds actually paid in connection with product returns.

A unit of a product shall be deemed to have been sold when the product, individually, or as a component, is shipped, invoiced, or paid for, whichever shall occur first. Sunpower agrees that in the event STI makes a sale to a third party that later is documented by STI to be a bad debt, STI may offset any royalties otherwise due under Section 3.1 by the royalty amount which was previously paid to Sunpower for the sale to that third party.

                                ARTICLE 2 - GRANT

      2.1 Sunpower grants to STI a non-exclusive right and license to:

            a) develop, commercialize, and exploit Sunpower's Patent Rights described herein;

            b) obtain and use Sunpower's Proprietary Information disclosed to STI during the two year technology transfer period set forth in Article 5; and

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            c) research and develop, further design, cost improve, manufacture, and have manufactured (only by a single manufacturer whose sole customer for the Licensed Product is STI), use, lease, market, sell and service the Licensed Product in the Territory for the Field of Use for the term set forth in Section 11.1 of this Agreement, unless this Agreement shall be sooner terminated under the provisions of Section 11.2 or 11.3.

      2.2 STI shall have the right to enter into sublicensing agreements and modifications of such agreements for the rights, privileges and licenses granted hereunder for the term set forth in Section 11.1 of this Agreement, but only upon Sunpower's prior written approval, in its own discretion, of such proposed sublicensing agreements, except as provided for STI strategic allies in Section
2.2.1 below. Upon any termination of this Agreement under the provisions of
Section 11.2 or 11.3, sublicensees' rights shall also terminate, subject to the terms of this Agreement.

            2.2.1 STI may enter into sublicensing agreements with any format strategic ally of STI which is part of a formal strategic alliance, upon prior written notification of Sunpower, so long as such STI strategic ally is not a customer of Sunpower or in negotiations with Sunpower prior to Sunpower's receipt of such notification from STI. For purposes of this
      Section 2.2.1, formal strategic alliance shall be defined as any commercialization effort between STI and any manufacturer or user of superconductors regarding the utilization of the Licensed Product for the Field of Use described in Section 1.2(a) in superconducting that is evidenced by a written agreement, that has a designated coordinator or champion for each member of such alliance, and that includes collaboration and cooperation by the technical staff of the respective alliance members. Royalties shall be paid to Sunpower by STI or formal strategic ally on the same terms, conditions, and definitions set forth in Article 3, except that such royalties shall be paid to Sunpower until the date of expiration or invalidation of all Sunpower's Patent Rights for the Licensed Product.

            2.2.2 The royalties due to Sunpower under any sublicensing agreement entered into by STI, including a sublicensing agreement with a STI formal strategically, shall be:

                  a) For the Field of Use described in Section 1.2(a), either
            ... of any and all compensation STI receives from the sublicensee, or ... of Unit Sales, ....

                  b) For the Field of Use described in Section 1.2(b), either
            ... of any and all compensation STI receives from the sublicensee, or ... of Unit Sales, ....

            2.2.3 Royalties or other compensation paid by any sublicensee (including a formal strategic ally) shall not be calculated toward STl's ... maximum royalty payment specified in Section 3.I(c), nor shall any units sold by sublicensees (or formal strategic allies) be exempt from royalties under Section 3.1(e).

            2.2.4 STI agrees that all sublicenses granted by it shall provide that the obligations in this Agreement of STI to Sunpower regarding confidentiality, indemnification, recordkeeping and royalties (to be paid for the STI sublicensee's activities related to the Licensed Product the sublicensee manufactures or sells shall be binding upon the sublicensee as if it were a party to this Agreement. STI agrees to forward to Sunpower a copy of any and all executed sublicense agreements and any

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      subsequent executed modification agreements within thirty (30) days of execution by the parties.

            2.2.5 STI shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sales, trades, or distribution of the Licensed Product to sublicensees under this Agreement without full disclosure to Sunpower, and without the express prior written permission of Sunpower, which shall not be unreasonably withheld. It is understood that where STI grants additional rights or sells additional products to a sublicensee other than Sunpower's Patent Rights, Sunpower Proprietary Information, or the Licensed Product. consideration paid to STI in exchange for those additional rights or products shall not fall within the meaning of this Section 2.2.5.

            2.2.6 In the event Sunpower denies STI approval of a sublicensing agreement other than a formal strategic alliance, Sunpower will not enter into a licensing relationship with the proposed STI sublicensee for the same Licensed Product and Field of Use if the sublicensing agreement with STI includes no less than the royalty from Section 2.2.2 for the applicable Field of Use to be paid to Sunpower, unless Sunpower can show that it had entered into negotiations with the proposed STI sublicensee prior to STI requesting such approval.

      2.3 STI grants to Sunpower a non-exclusive right and license to:

            a) develop, commercialize, and exploit STI's Patent Rights regarding the STI Licensed Product;

            b) obtain and use STI Proprietary Information disclosed to Sunpower during the two year technology transfer period set forth in Article 5; and

            c) research and develop, further design, cost improve, manufacture, have manufactured, use, lease, market, sell and service the STI Licensed Product for the term set forth in Section 11.1 in this Agreement, unless this Agreement shall be sooner terminated under the provisions of Section
      11.2 or 11.3.

      2.4 Sunpower shall have the right to enter into sublicensing agreements and modifications of such agreements for the rights, privileges and licenses granted hereunder to the end of the term set forth in Section 11.1 of this Agreement. but only upon prior written approval of STI, which shall not be unreasonably withheld. STI shall negotiate with Sunpower in good faith to reach an agreement upon reasonable terms for such sublicenses. Upon any termination of this Agreement under the provisions of Section 11.2 or 11.3, sublicensees' rights shall also terminate, subject to the terms of this Agreement. Sunpower agrees that sublicenses granted by it shall provide that the obligations in this Agreement of Sunpower to STI regarding confidentiality, indemnification, and recordkeeping and royalties related to the STI Licensed Product the sublicensee manufactures or sells shall be binding upon the sublicensee as if it were a party to this Agreement. Sunpower agrees to forward to STI a copy of any and all executed sublicense agreements and any subsequent executed modification agreements within thirty (30) days of execution by the parties.

            2.4.1 Sunpower shall not receive from sublicensees anything of value in lieu of cash payments in consideration for any sales, trades, or distribution of the STI Licensed Product to sublicensees under this Agreement without full disclosure to STI, and without

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      the express prior written permission of STI, which shall not be unreasonably withheld. It is understood that where Sunpower grants additional rights or sells additional products to a sublicensee other than STl's Patent Rights, STI Proprietary Information, or the STI Licensed Product, consideration paid to Sunpower in exchange for those additional rights or products shall not fall within the meaning of this Section 2.4.1.

            2.4.2 In the event STI denies Sunpower approval of a sublicensing agreement, STI will not enter into a licensing relationship with the proposed Sunpower sublicensee for the same Licensed Product and Field of Use, unless STI can show that it had entered into negotiations with the proposed Sunpower sublicensee prior to Sunpower requesting such approval.

      2.5 The licenses granted hereunder shall not be construed to confer any rights upon either party by implication, estoppel or otherwise, as to any proprietary information, technology or patent rights not specifically conveyed herein.

      2.6 Each party reserves the right to practice under its respective Patent Rights and to use and distribute to third parties the Tangible Property for its own research and development and commercial purposes. Each party also reserves the right to exercise Demonstration Rights with respect to the Licensed Product.

                           ARTICLE 3 - CONSIDERATION

      3.1 For the rights, privileges and license granted hereunder, STI shall pay consideration to Sunpower in the manner hereinafter provided for the period set forth in subsection (c), unless this Agreement shall be sooner terminated:

            a) A license fee of ... shares of common stock of STI, which shall be conveyed in full within thirty (30) days of the date of this Agreement for the Field of Use described in Section 1.2(a).

            b) A license fee of ... shares of common stock of STI, which shall be conveyed within thirty (30) days of the date Sunpower delivers two (2) units of the Licensed Product for the Field of Use described in Section 1.2(b). STI further agrees to pay the following amounts to Sunpower for the Field o! Use described in Section 1.2(b):

                  i) ... (in U.S. dollars) upon delivery of Sunpower's cold head design documentation; and

                  ii) ... (in U.S. dollars) upon completion of five (5) units by
            STI, or eight (8) months after delivery of Sunpower's cold head design documentation, whichever occurs first.

            c) Royalties shall be paid by STI to Sunpower for a period of ... years from the date or execution of this Agreement or until STI has paid a total of ... in royalties to Sunpower, whichever is longer. Notwithstanding the foregoing, the total term for royalty payments under this Agreement shall not exceed ... years from the date of execution of this Agreement, unless extended by mutual consent of the parties.

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            d) STI agrees to pay royalties to Sunpower in the amount of ... of the Royalty Base for the first ... (in U.S. dollars) of accumulated royalty payments and thereafter ... of the Royalty Base.

                  i) For unit sales of the Licensed Product sold as the total system (stand alone), Royalty Base shall be defined as actual Unit Sales.

                  ii) For unit sales of products incorporating the Licensed Product as a subsystem or component of the system sold, the Royalty Base shall be defined as ... of Unit Sales for the system or ... of cryocooler capacity or ... watts of cooler capacity, whichever is larger.

                  iii) To define a cryocooler or cooler as a subsystem or component of a system rather than stand-alone, STI must produce evidence, using standard accounting principles, that the cryocooler or cooler makes up less than ... of the system cost to the manufacturer.

            e) The first ... units of the Licensed Product (for each Field of
      Use) sold by STI ... years from the date of execution of this Agreement shall be exempt from any royalty obligation or payment.

            f) In the event that Sunpower desires to manufacture, use or sell a STI Licensed Product, Sunpower shall thereupon notify STI in writing of such intent, and the royalty offset provisions of this Section 3.1(f) shall thereafter be in effect. Sunpower shall then adhere to the same accounting and reporting obligations placed on STI by Sections 3.5 and 3.6 of this Agreement and agrees to compensate STI in the manner set forth below.

                  i) For each unit of the STI Licensed Product that Sunpower sells to a third party (in excess of ... units per calendar year for the ... years from the date of execution of this Agreement), STI shall receive a per unit royalty credit or offset equal to ... of the royalty percentage amount then otherwise due from STI under Section 3.1(d). For example, if STI is paying a ... per unit royalty, STI may reduce this royalty to ... on a unit by unit basis.

                  ii) ..., and shall owe STI no other royalty or compensation other than this royalty credit or offset, even if Sunpower's sales significantly exceed STI's sales.

                  iii) Credits or offsets under this subsection shall not be carried forward or backward from any given calendar year for purposes of determining royalty amounts due and in no instance shall such royalty credits or offsets reduce STI's royalty obligation by more than ... per unit.

      3.2 All amounts due hereunder are payable in full to Sunpower without deduction and are net of taxes (including any withholding tax) and customs duties. In addition to such amounts, STI or its customers shall pay sums equal to taxes (including, without limitation, sales, withholding, value-added and similar taxes) and customs duties paid or payable, however designated, levied, or based on amounts payable to Sunpower hereunder or on an end user's use or possession of the Licensed Products under or in accordance with the provision of this

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Agreement, but exclusive of U.S. federal, state, and local taxes based on
Sunpower's net income. Any taxes or other fees required to be withheld from royalties due to Sunpower shall be paid by STI to the appropriate governmental agency, and the royalties remitted by STI to Sunpower shall not be reduced by the amount of taxes or other fees withheld. Notwithstanding the foregoing, this provision may not apply if Sunpower chooses, pursuant to Section 3.4 below, to be paid outside of the United States.

      3.3 No multiple royalties shall be payable to Sunpower because any Licensed Product or its manufacture in full or in part pursuant to Section 2.1(c), use, lease or sale, is or shall be covered by more than one of Sunpower's Patent Rights licensed under this Agreement.

      3.4 Royalty payments shall be paid in United States dollars in Athens, Ohio or at such other place as Sunpower may reasonably designate consistent with the laws and regulations controlling in any foreign country. With respect to sales of Licensed Product during any calendar quarter (i.e., a three-month period ending on March 31, June 30, September 30, or December 31 or each year) during which this Agreement is effective, such royalty payment shall be due and payable sixty (60) days after the end of such calendar quarter.

      3.5 STI shall keep complete, true and accurate books of account containing all particulars that may be necessary for the purpose of showing the amounts payable to Sunpower hereunder. All such books of account shall be kept at STI's principal place of business and shall be open with five (5) days advance notice by Sunpower to STI and no more than quarterly, for five (5) years following the end of the calendar quarter to which they pertain, to the inspection of Sunpower, through an independent agent selected by Sunpower who agrees to keep all information not directly pertaining to Section 3.6 or Article 4 obtained during the inspection confidential, for the purpose of verifying STI's royalty statement or compliance in other respects with this Agreement. Should such inspection lead to the discovery of a greater than ten percent (10%) overage in the royalty amounts owed to Sunpower above that previously reported or paid by STI, STI agrees to pay the full cost of such inspection within sixty (60) days.

      3.6 STI, within sixty (60) days of the close of the calendar quarter, shall deliver to Sunpower complete and accurate reports, giving such particulars of the business conducted by STI and its sublicensees during the preceding three-month period under this Agreement as shall be pertinent to a royalty accounting hereunder. These shall include at least the following:

            a) number of units of the Licensed Product manufactured and sold by STI and all sublicensees;

            b) number of stand alone units of the Licensed Product sold versus number of units sold as components of systems, together with cost accounting supporting documentation;

            c) deductions applicable as provided herein;

            d) total royalties due; and

            e) names and addresses of all sublicensees that are not customers of STI.

      3.7 The royalty payments set forth in this Agreement and any other amounts due to Sunpower from STI shall, if overdue, bear interest until payment at a per annum rate two

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percent (2%) above the prime rate set forth in the Wall Street Journal edition on the due date. The payment of such interest shall not foreclose Sunpower from exercising any other rights it may have as a consequence of the lateness of any payment.

                            ARTICLE 4 - DUE DILIGENCE

      4.1 STI shall use good faith reasonable efforts to develop and commercialize the Licensed Product, individually or as components of a system, throughout the life of this Agreement.

      4.2 STI shall spend at least ... per year on the development, manufacture, of sale of the Licensed Product during the term of this Agreement, for which the provisions of Section 3.5 of this Agreement shall apply.

          ARTICLE 5 - TECHNOLOGY TRANSFER AND COMMERCIALIZATION SUPPORT

      5.1 For a period of two years from the date of execution of this Agreement, Sunpower shall, upon request, furnish to STI all of its respective Proprietary Information relevant to the Licensed Product for each Field of Use, such as thorough engineering documentation for component and assembly design, materials, specifications, means of manufacturing Licensed Product, training of STI personnel at STL expense, technical consulting, including pursuit of a development program for the Licensed Product, delivery of prototypes, and such other matters as are mutually agreed by the parties. For a period of two years from the date of execution of this Agreement, STI shall, upon request, furnish to Sunpower all of its respective Proprietary Information relevant to the STI Licensed Product, such as thorough engineering documentation for component and assembly design, materials, specifications, means of manufacturing the STI Licensed Product, technical consulting and such other matters as are mutually agreed by the parties. These services shall be provided to the requesting party at reasonable rates of compensation.

      5.2 Any Licensed Product manufactured or sold by either STI or Sunpower shall include product markings that indicate Sunpower's name and the registered number of Sunpower's Patent Rights or STl's Patent Rights incorporated into the Licensed Product. Should Sunpower anticipate manufacturing or selling a STI Licensed Product, Sunpower shall negotiate with STI in good faith to reach an agreement upon product markings other than those required by law. Both parties shall comply in all respects with the marking requirements of the patent laws of the United States. Each party shall provide the other with the appropriate information for such product markings.

      5.3 STI upon production of the Licensed Product shall sell Sunpower units and components of the Licensed Product at STI's best price and in such amounts as shall not unreasonably interfere with STI's manufacturing or sales. Should Sunpower produce units of the STI Licensed Product, Sunpower agrees to provide STI with units and components of the STI Licensed Product at Sunpower's best price and in such amounts as shall not unreasonably interfere with Sunpower's manufacturing or sales. Best price shall be defined as the lowest price offered for a comparable unit in comparable volume to any other purchaser by the manufacturing or selling party.

      5.4 For the twenty-four (24) month period following the date of execution of this Agreement, the parties shall at STl's request convene quarterly meetings to discuss their

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individual and mutual technical progress in the development of the Licensed
Product and the STI Licensed Product, and cryocoolers and coolers generally. The site of such meetings shall be at the principal place of business of Sunpower, or alternatively of STI. Each party shall pay for their own expenses associated with such quarterly technical meetings.

      5.5 At STI's request during the twenty-four (24) month period following the date of execution of this Agreement, Sunpower shall provide STI with technical consulting services by David Berchowitz or his equivalent for a maximum of fifty (50) days; for which STI shall compensate Sunpower at the rate of $1,000 per day, plus travel and technical expenses, if any. Sunpower, at its discretion, may agree to provide STI with additional technical consulting services upon such terms and conditions as the parties may hereafter mutually agree in writing.

      5.6 At the conclusion of the two year period of technology transfer provided in this Article, each party shall update its respective Patent Rights outlined in Appendix A or Appendix B.

                             ARTICLE 6 - WARRANTIES

      6.1 Both Sunpower and STI have full power and authority to execute, deliver, and perform this Agreement. The provisions of this Agreement do not conflict with any other agreement to which either Sunpower or STI is a party or is bound.

      6.2 With respect to its own technology, Sunpower and STI each make no warranty as to the validity or utility of its Patent Rights or that its Patent Rights and Proprietary Information furnished to the other party prior to the execution of this Agreement does not infringe on any third party intellectual property rights, including patent rights. Sunpower and STI each warrant that:

            a) to the best of its knowledge, it owned, now owns and will own, free and clear from contractual and any other restrictions, all of the Patent Rights and all of Proprietary Information furnished to the other party prior to and during the term of this Agreement; and

            b) nothing has come to its attention that any of the Patent Rights or any Proprietary Information furnished to the other party prior to the execution of this Agreement infringes upon any such third party rights, or is being infringed by a third party, or that there is pending or threatened any claim or litigation contesting the rights with respect to any of the Patent Rights or any such Proprietary Information.

      6.3 Each party acknowledges that the other has not secured patent protection for the Licensed Product or the STI Licensed Product Worldwide.

                            ARTICLE 7 - IMPROVEMENTS

      7.1 During the two year period of technology transfer outlined in Article 5, STI agrees to promptly communicate to Sunpower any Improvement it may discover, make, or develop with respect to STI's Patent Rights or STI Proprietary Information pertaining to the STI Licensed Product and shall fully disclose to Sunpower the nature and manner of applying and utilizing such Improvement.

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      7.2 During the two year period of technology transfer outlined in Article
5, Sunpower agrees to promptly communicate to STI any Improvement it may discover, make, or develop with respect to Sunpower's Patent Rights or Sunpower Proprietary Information pertaining to the Licensed Product and shall fully disclose to STI the nature and manner of applying and utilizing such Improvement.

      7.3 If during the life of this Agreement, Sunpower and STI shall jointly discover, make or develop any Improvement, it shall be jointly owned by Sunpower and STI and the costs of patent prosecution and maintenance shall be paid for jointly "and equally. Both Sunpower and STI shall have the right to use and license such jointly owned Improvement to any third party, but only with full disclosure to the joint owner of such use and license before the date of the use or licensure. However, if either joint owner shall license to any third party, then said license royalties shall be shared equally by each joint owner. Should either party not elect to file application for letters patent or take other necessary legal steps to protect Such Improvement, the other party shall be free to file application for letters patent at its own expense or to take all necessary legal steps to protect such Improvement; whereupon the party not electing to patent shall assign its patent rights for the Improvement to the party electing to patent. An irrevocable royalty-free license to said patent rights shall then be granted by the party obtaining patent ownership to the party not electing to patent. Should neither party elect to file application for letters patent or the other necessary legal steps to protect such Improvement, the Improvement shall remain jointly owned.

                            ARTICLE 8 - INFRINGEMENT

      8.1 Each party shall promptly advise the other in writing of any claim of infringement or invalidity of its respective Patent Rights or other rights asserted against such party by any third person arising out of the exercise of rights granted under this Agreement.

      8.2 Each party shall have the sole right to institute and prosecute at its own expense suits for infringement of its respective Patent Rights. In such event, all recoveries obtained in such suit shall accrue to and shall be the sole property of the party initiating the suit. Each party agrees reasonably to assist in the prosecution of such suit at the patent owner's expense, to cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

                          ARTICLE 9 - PRODUCT LIABILITY

      9.1 STI, for and in consideration of and as a condition to the granting of the license from Sunpower set forth in Section 2.1, hereby agrees to indemnify and hold harmless and release and forever discharge Sunpower, and its agents, directors, officers, and employees, either in their individual capacities or by reason of their relationship to Sunpower and its successors, from any and all claims, demands, suits, loss, or damage whatsoever arising out of alleged defects in or negligence associated with the Licensed Product as manufactured or produced by STI or its designee, or failure of STI to comply with any applicable laws and regulations, and occurring at any time subsequent to the date of execution of this Agreement.

      9.2 Sunpower, for and in consideration of and as a condition to the granting of the license from STI set forth in Section 2.3, hereby agrees to indemnify and hold harmless and release and forever discharge STI, and its agents, directors, officers, and employees, either in

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

their individual capacities or by reason of their relationship to STI and its successors, from any and all claims, demands, suits, loss, or damage whatsoever arising out of alleged defects in or negligence associated with the STI Licensed Product as manufactured or produced by Sunpower or its designee, or failure of Sunpower to comply with any applicable laws and regulations, and occurring at any time subsequent to the date of execution of this Agreement.

      9.3 EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER SUNPOWER NOR STI MAKES ANY REPRESENTATIONS OR EXTENDS ANY WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND VALIDITY OF PATENT RIGHTS CLAIMS, ISSUED OR PENDING. NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN BY EITHER SUNPOWER OR STI THAT THE PRACTICE BY THE OTHER OF THE LICENSE GRANTED HEREUNDER SHALL NOT INFRINGE THE PATENT RIGHTS OF ANY THIRD PARTY.

                      ARTICLE 10 - CONFIDENTIAL INFORMATION

      10.1 To more fully pursue the opportunities of the collaborative relationship set forth in this Agreement, the parties will be exchanging information about free-piston technology and its applications (hereinafter "Subject Matter"). While engaging in this exchange, either party, (hereinafter "Owner") may find it necessary or desirable to disclose to the other party (hereinafter "Recipient") Subject Matter related information which such Owner deems to be confidential and proprietary, as well as selected customer, sales, marketing and financial information (hereinafter "Confidential Information"). All information to be treated as confidential under this Agreement shall be identified in a writing provided to the other party, either at the time of the disclosure or within thirty (30) days thereafter. Therefore, the parties agree as follows.

      10.2 Throughout the term of this Agreement and for a period of five (5) years following the termination of this Agreement, Recipient shall not communicate or disclose Confidential Information of the other party to any third party and shall use reasonable efforts to prevent inadvertent disclosure of such Confidential Information to any third party.

      10.3 Recipient shall neither use Confidential Information of the other party nor circulate it within its own organization, except to the extent necessary for:

            a) negotiations, discussions and consultations with personnel or authorized representatives of such other party;

            b) supplying such other party with goods or services at its order;

            c) preparing bids, estimates and proposals for submission to such other party;

            d) fully pursuing the commercialization of the Licensed Product; and

            e) any further purpose such other party may hereafter authorize in writing.

It is understood that the inclusion of customer or sales information within the definition of Confidential Information shall not prevent either party from selling products to or doing business

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with any third party, as long as the party did not or does not use or disclose the other party's confidential customer or sales information.

      10.4 The obligations of Sections 10.2 and 10.3 hereof shall terminate with respect to any particular portion of the Confidential Information of either party:

            a) when Recipient can demonstrate that:

                  i) it was in the public domain at the time of Owner's initial disclosure thereof to Recipient,

                  ii) it entered the public domain through no fault of Recipient subsequent to the time of Owner's initial disclosure thereof to Recipient,

                  iii) it was in Recipient's possession free of any obligation of confidence at the time of Owner's initial disclosure thereof to Recipient,

                  iv) it was rightfully communicated to Recipient free of any obligation of confidence subsequent to the time of Owner's initial disclosure thereof to Recipient, or

                  v) it was developed by employees or agents of Recipient independently of and without reference to any Confidential Information of Owner; or

            b) when it is communicated by Owner to a third party free of any obligations of confidence; or

            c) when disclosure is required by court order or otherwise by law to be disclosed. in which event Recipient shall notify Owner prior to any required disclosure and Recipient shall, upon the request and at the expense of Owner. cooperate with Owner, to the extent permitted by law, in contesting any such disclosure and in attempting to limit any such disclosure; or

            d) disclosure is required (as reasonably believed by Recipient) to be used by Recipient to defend itself against any claims asserted under this Agreement, provided that Recipient shall notify Owner prior to disclosure and allow Owner reasonable time to obtain an appropriate protective order.

      10.5 All materials including, without limitation, documents, drawings, models, apparatus, sketches, designs, and lists which are furnished to either party by the other party and which are designated in writing to be the property of such other party shall remain the property of such other party and shall be returned to such other party promptly at its request. or disposed of in a mutually agreed manner upon the termination of this Agreement, together with all copies made thereof.

      10.6 Communications from either party to personnel and authorized representatives of the other party shall not be in violation of the proprietary rights of any third party. The parties intend to restrict the confidential obligations of this Agreement to Confidential Information pertaining to the Subject Matter.

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

      10 .7 This Agreement shall govern all Subject Matter related communications between the parties for the term of this Agreement or to the date on which either party receives from the other party written notice that subsequent communications shall not be governed, whichever occurs first.

      10.8 Neither party shall export, directly or indirectly, any technical data acquired from the other party under this Agreement or any products utilizing any such data to any country for which the U.S. Government or, any agency thereof at the time of export requires an export license or other Governmental approval without first obtaining such license or approval.

      10.9 Neither party makes any representation or commitment under this Agreement to develop or release any future or proposed products other than the Licensed Product. Nothing in this Agreement shall be construed as limiting or restricting, in any way, the right of either party to conduct its existing and future business independently of the other party.

      10.10 In the event that STI should grant any rights by sublicense in the Territory in accordance with Article 2 hereof, STI shall impose upon such sublicensee the same requirements of secrecy and nondisclosure as are set forth herein.

      10.11 The terms of this Agreement shall remain confidential between the parties, and neither party shall disclose any of the terms of this Agreement to a third party without the written consent of the other party.

                       ARTICLE 11 - DURATION OF AGREEMENT

      11. 1 The term of this Agreement shall commence on the date of execution of this Agreement by both parties and shall expire fifteen (15) years after the date of execution of this agreement, renewable an additional five (5) years by mutual agreement, unless sooner terminated by Sunpower or STI pursuant to the following Sections. In the event that some, but not all, of the Patent Rights of the Licensed Product are invalidated during the term of this Agreement, and such circumstance causes demonstrable and measurable harm to STI, the parties shall work together to reach a mutually agreeable resolution to such circumstance.

      11 .2 Either party may terminate this Agreement in the event of material breach by the other party, provided that such party has given the other party thirty (30) days written notice (in the manner provided in Section 12) of such breach, identified the nature of the breach, and within said notice period such breaching party has failed to cure the asserted breach,

      11.3 This Agreement shall automatically terminate in the event that STI:

            a) makes an assignment for the benefit of creditors;

            b) files a voluntary petition in bankruptcy;

            c) is adjudicated bankrupt or insolvent;

            d) files a petition or answer seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution, or similar relief under any statute, law, or regulation outside the ordinary course of business;

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

            e) files an answer or other pleading admitting or failing to contest the material allegations of a petition filed against it in any proceeding of the foregoing nature; or

            f) seeks, consents to, or acquiesces in the appointment of a trustee, receiver, or liquidator of itself or of all or substantially all of its properties;

            g) sells or otherwise disposes of substantially all of its business or assets to a third party, or control of STI is transferred to a third party.

      11.4 Upon termination of this Agreement for any reason, STI shall cease the manufacture, sale, licensing, promotion and distribution of the Licensed Product on or in connection within the Territory, except that for a period of ninety (90) days thereafter STI may manufacture, promote, sell and distribute the Licensed Product on hand or in the process of being manufactured at the time of such termination. Termination of this Agreement for any reason shall not release STI from any obligation to pay any royalties under Article 3 accrued and unpaid as of the effective date of such termination or to pay royalties on the Licensed Product sold after termination pursuant to this Section.

      11.5 Upon termination of this Agreement for any reason, any sublicensee not then in default shall have the right to seek a license from Sunpower. Sunpower agrees to negotiate such licenses in good faith under reasonable terms and conditions.

      11.6 STI's and Sunpower's covenants with respect to confidentiality shall survive the expiration or termination of this Agreement, regardless of the reason for termination, and shall continue for a period of five (5) years from the date of expiration or termination of this Agreement.

                      ARTICLE 12 - MISCELLANEOUS PROVISIONS

      12.1 Any payment, notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such party by certified first class mail, postage prepaid, addressed to the parties to this Agreement at their respective addresses stated above.

      12.2 This Agreement shall be construed, governed, interpreted and applied in accordance with the laws of the State of Ohio. U.S.A.

      12.3 The parties hereto acknowledge that this Agreement sets forth the entire Agreement and understanding of the parties hereto as to the subject matter hereof, and shall not be subject to any change or modification except by the execution of a Written instrument subscribed to by the parties hereto.

      12.4 The provisions of this Agreement are severable, and in the event that any provisions of this Agreement shall be determined to be invalid or unenforceable under any controlling body of law, such invalidity or unenforceability shall not in any way affect the validity or enforceability of the remaining provisions hereof.

      12.5 The failure of either party to assert a right hereunder or to insist upon compliance with any term or condition of this Agreement shall not constitute a waiver of that right or excuse a similar subsequent failure to perform any such term or condition by the other party.

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

      12.6 This Agreement is not assignable and any attempt by either party to assign any of the rights granted hereunder shall be void.

      12.7 Nothing herein contained shall be construed to place STI and Sunpower in the relationship of legal representatives, partners, joint ventures, or agency and neither party shall have the power to obligate or bind the other in any manner whatsoever.

      12.8 If at any time any party hereto shall deem or be advised that any further assignments, licenses, assurances in law or other acts or instruments, including lawful oaths, are necessary or desirable to vest in it the rights provided for herein, the parties hereto agree to do all acts and execute all documents as may reasonably be necessary or proper for that purpose or otherwise to carry out the intent of this Agreement.

      12.9 The parties hereto represent and warrant that they are under no legal impediment which would prevent their signing this Agreement.

SUNPOWER, INC.                                SUPERCONDUCTOR TECHNOLOGIES INC.

By: /s/ John K. Crawford                      By: /s/Jim Sloan
    -----------------------------------           ---------------------------
    Vice President, C.O.O.                        General Manager, Cryogenics

Date: May 2, 1995                             Date: May 4, 1995

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